Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Viking Therapeutics, Inc. on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 7, 2018, with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 appearing in the Annual Report on Form 10-K of Viking Therapeutics, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Marcum llp

Marcum llp

Irvine, California

June 7, 2018